Exhibit 10.23

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

UNITED STATES OF AMERICA

LUNA TECHNOLOGIES, INC.

NONEXCLUSIVE LICENSE AGREEMENT NO. DN-951

LICENSE EFFECTIVE DATE: 12/20/00

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LICENSE AGREEMENT

PREAMBLE

This License Agreement (“Agreement”) is entered into between the National Aeronautics and Space Administration (NASA), an agency of the United States, hereinafter referred to as LICENSOR, having its headquarters in Washington, D.C., and Luna Technologies, Inc., a corporation of the State of Delaware, having its principal place of business at P.O. Box 11704, Blacksburg, VA, 24062, hereinafter referred to as LICENSEE, as of the date of execution of the last PARTY hereto.

WITNESSETH:

WHEREAS, under the authority of 35 U.S.C. § 200 et seq., the U.S. Department of Commerce has issued Patent Licensing Regulations (37 CFR § Part 404) specifying the terms and conditions upon which licenses may be granted for inventions assigned to LICENSOR; and

WHEREAS, LICENSOR is the assignee of U.S. Patent Application No. 09/606,120 for an invention entitled “Single Laser Sweep Full S-Parameter Characterization of Fiber Bragg Gratings,” which was filed on June 15, 2000; and of U.S. Patent Application No. 09/648,529 for an invention entitled “High Precision Solid State Wavelength Monitor,” which was filed on August 22, 2000.

WHEREAS, LICENSEE, in consideration of the grant of a license under U.S. Patent Application No. 09/606,120, and U.S. Patent Application No. 09/648,529, will pay royalties, make all necessary capital investments, and achieve PRACTICAL APPLICATION of the inventions; and,

WHEREAS, LICENSOR has determined that the granting of a license to LICENSEE under U.S. Patent Application No. 09/606,120, and U.S. Patent Application No. 09/648,529, will provide the necessary incentive for LICENSEE to achieve the desired early PRACTICAL APPLICATION of the inventions and the granting of such license to LICENSEE will therefore be in the public interest;

NOW, THEREFORE, in accordance with said Patent Licensing Regulations, and in consideration of the foregoing and of the terms hereinafter contained in this Agreement, the LICENSOR and LICENSEE agree as set forth below:

ARTICLE I

Definitions

“ACCOUNTING PERIOD” shall mean the period for which royalties are calculated. For this Agreement, the period is every twelve (12) months beginning on January 1st and ending on December 31st of each calendar year. The first ACCOUNTING PERIOD for this Agreement commences on the LICENSE COMMENCEMENT DATE and ends on December 31, 2001.

“BREACH” shall mean (a) a violation or nonperformance by a PARTY of a MATERIAL term, condition, covenant or warranty herein, or (b) a misrepresentation made hereunder or in the inducement by LICENSEE to LICENSOR to enter into this Agreement (also see “MATERIAL”).

“BREACHING PARTY” shall mean the PARTY in BREACH, as used in ARTICLE XIX.

“GROSS SALES” shall mean the total amount invoiced by or for LICENSEE, and equivalent dollar value sum of all disposals i.e., (sales, uses, including uses by LICENSEE, leases, transfers, etc.) of ROYALTY-BASE PRODUCTS and ROYALTY-BASE SERVICES for monetary consideration determined in, or as if in, an arm’s length transaction.

“INSOLVENT” shall mean that LICENSEE has ceased to pay its debts (which may include failure to pay royalty payments under this Agreement) in the ordinary course of business or cannot pay its debts as they fall due or is insolvent within the meaning of the Federal Bankruptcy Code (11 U.S.C. § 101 (31)).

“LICENSE COMMENCEMENT DATE” shall mean the date that the last PARTY has executed this Agreement.

“LICENSE EXPIRATION DATE” shall mean the date the first LICENSED PATENT(S) expires, or the date of abandonment of the last to be abandoned of any LICENSED PATENT APPLICATION(S), whichever is later, unless this Agreement is revoked or terminated in accordance with other provisions of this Agreement.

“LICENSE TERM” shall mean the period of time starting with the LICENSE COMMENCEMENT DATE and ending with the LICENSE EXPIRATION DATE.

“LICENSED AREA” shall mean the world.

“LICENSED FIELD” shall mean optical components, instrument, or systems for telecommunications, computers, or measurement.

“LICENSED INVENTION(S)” shall mean the invention(s) defined by the claims of the LICENSED PATENT(S) and as may be further limited by ARTICLE II.

“LICENSED PATENT(S)” shall mean all patents that issue from the LICENSED PATENT APPLICATION(S), and shall include any corresponding: reissue patents; modifications of said LICENSED PATENTS by means of certificates of correction or reexamination certificates; and any National or Regional Patent(s).

“LICENSED PATENT APPLICATION(S)” shall mean U.S. Patent Application No. 09/606,120 and/or U.S. Patent Application No. 09/648,529; any national or regional Patent Application(s) that rely on PCT Patent Application Numbers PCT/USOO/23588 and PCT/USOO/27454, and shall include any corresponding: continuation or divisional patent applications derived therefrom.

“MATERIAL,” with respect to a particular matter (e.g., a BREACH), shall mean that the matter is shown to effect adversely (a) the rights and benefits of the other PARTY under this Agreement; or (b) the ability of the other PARTY to perform its obligations hereunder; and, in either case, to such a degree that a reasonable person in the management of his or her own affairs would be more likely than not to decline to enter into this Agreement in view of the matter in question.

“NET SALES” shall mean GROSS SALES, less allowances for returns and less (to the extent separately stated, and not charged to the customer or others, on the invoices): (1) regular trade and quantity discounts; (2) insurance and shipping charges from the point of origin; (3) duties, tariffs, and other customs charges; and (4) sales, use, and similar taxes. In the case of a sale or other disposition of ROYALTY-BASE PRODUCTS which are transferred to a purchaser who does not deal at arm’s length, or transferred or otherwise disposed of for other than monetary consideration (including allocations to LICENSEE’s own beneficial use), NET SALES shall be calculated in accordance with Section 7.5 of this Agreement.

“NONBREACHING PARTY” shall mean the PARTY not in BREACH, as used in ARTICLE XIX.

“PARTY” shall mean a party to this Agreement.

“PERSON” shall mean a natural person; a corporation (for profit or not-for-profit); an association; a partnership (general or limited); a joint venture; a trust; a government or political department, subdivision, or agency; or any other entity.

“PRACTICAL APPLICATION” shall mean, with respect to the LICENSED INVENTION(S), to reduce it to practice and to commercialize it, i.e., to manufacture it in the case of a composition or product, to practice it in the case of a process or method, or to operate it in the case of a machine or system; and, in each case, under such conditions as to establish: (1) that a market for the LICENSED INVENTION(S) has been created, and to the extent practicable, that a market has been created in the United States; (2) that it is being utilized; (3) that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms; and (4) that market demand, at least in the United States, shall be reasonably met.

“ROYALTY-BASE PRODUCTS” shall include: (1) the components of an item sold, used, leased, transferred, or otherwise disposed of by LICENSEE that are covered by or included within the LICENSED INVENTION(S); and (2) other components of the item not covered by or within the LICENSED INVENTION(S) that LICENSEE would not have sold, used, leased, transferred, or otherwise disposed of but for the sale, use, lease, transfer, or other disposition of the LICENSED INVENTION(S).

“ROYALTY-BASE SERVICES” shall include any services sold, used, leased, transferred, or otherwise disposed of by LICENSEE or its agents that use or employ the LICENSED INVENTION(S). Such ROYALTY-BASE SERVICES shall not include any services of the LICENSEE directly related to the initial installation and setup, including training or software installation, or to the repair of a ROYALTY-BASE PRODUCT purchased by a THIRD PARTY.

“THIRD PARTIES” shall mean PERSONS other than the LICENSOR and the LICENSEE.

ARTICLE II

License Grant

2.1 LICENSOR hereby grants to LICENSEE a terminable, royalty-bearing, nonexclusive license to practice, i.e., to make, have made, use, sell, offer for sale, import, transfer, or dispose of, the LICENSED INVENTION(S) as limited to the LICENSED AREA and the LICENSED FIELD, as defined in ARTICLE I.

2.2 LICENSOR, upon request, agrees to grant LICENSEE a license to practice any inventions assigned to LICENSOR, without which license or licenses, the practice of the LICENSED INVENTION(S) would result in infringement. The grant of said license or licenses shall be limited, however, to the extent necessary to practice the LICENSED INVENTION(S). There will be no such grant where said inventions are licensed exclusively.

2.3 Notwithstanding anything to the contrary in this Agreement, LICENSEE shall take the license granted in this ARTICLE II subject to any outstanding licenses or other rights in THIRD PARTIES under Agreements executed by LICENSOR prior to the LICENSE COMMENCEMENT DATE.

2.3 LICENSOR reserves an irrevocable, royalty-free right to practice and have practiced the LICENSED INVENTION(S), and any other inventions as provided in Section 2.2, throughout the world by or on behalf of the Government of the United States and on behalf of any foreign government pursuant to any existing or future treaty or Agreement with the United States.

2.5 NASA intends to file timely National or Regional Patent Applications corresponding to PCT Application Numbers PCT/USOO/23588, entitled “Single Laser Sweep Full S-Parameter Characterization of Fiber Bragg Gratings” and PCT/USOO/27454, entitled “High Precision Solid State Wavelength Monitor” after being timely notified in writing of the selected countries designated by the LICENSEE. To conserve costs, NASA also intends to file such applications directly through foreign associates. LICENSEE agrees to pay timely the foreign associate, upon receipt of billing, the official fees (including maintenance fees) and the foreign associate’s fees for assisting in prosecution of the National or Regional Patent Application.

ARTICLE III

Sublicenses

3.1 LICENSEE shall not have the right to grant sublicenses.

ARTICLE IV

Term of License

4.1 The license granted in ARTICLE II will be in effect for the LICENSE TERM. Except as may be expressly provided otherwise herein or agreed to in writing by LICENSOR, the license shall expire automatically at the end of the LICENSE TERM without notice to LICENSEE. In the event the LICENSE TERM will expire before the expiration of the LICENSED PATENT(S), LICENSEE may request extension of the LICENSE TERM before the expiration of the LICENSE TERM.

ARTICLE V

Practical Application

5.1 LICENSEE shall achieve PRACTICAL APPLICATION of the LICENSED INVENTION(S) within [****] months of the LICENSE COMMENCEMENT DATE.

5.2 LICENSEE, once PRACTICAL APPLICATION of the LICENSED INVENTION(S) is achieved, shall thereafter maintain it throughout the LICENSE TERM.

ARTICLE VI

United States Manufacture

6.1 LICENSEE shall both reduce the LICENSED INVENTION(S) to practice and substantially manufacture the LICENSED INVENTION(S) in the United States.

6.2 LICENSEE shall make a bona fide attempt to use or sell the LICENSED INVENTION(S) in the United States.

6.3 LICENSEE shall promptly report to LICENSOR its discontinuance of making the benefits of the LICENSED INVENTION(S) available to the public.

6.4 Failure to comply with the terms of this ARTICLE shall be cause for unilateral modification or termination of this Agreement in accordance with ARTICLE XX.

ARTICLE VII

Royalty and Payment

7.1 In consideration of the license granted in ARTICLE II, LICENSEE shall remit to LICENSOR a nonrefundable license fee in the amount of [****] DOLLARS ($[****]) upon the execution of this Agreement by LICENSEE.

7.2 LICENSEE agrees to pay LICENSOR a running royalty of [****] PERCENT ([****]%) of the NET SALES of ROYALTY-BASE PRODUCTS and ROYALTY-BASE SERVICES. The running royalty shall be remitted to LICENSOR annually, within THIRTY (30) days of the end of each ACCOUNTING PERIOD.

7.3 LICENSEE agrees to pay LICENSOR the following annual minimum guaranteed royalties according to the following payment schedule:

End Of the second ACCOUNTING PERIOD: [****] DOLLARS ($[****])

End of the third ACCOUNTING PERIOD: [****] DOLLARS ($[****])

End of the fourth ACCOUNTING PERIOD: [****] DOLLARS ($[****])

End of the fifth and each subsequent ACCOUNTING PERIOD: [****] DOLLARS ($[****])

The minimum royalty shall be remitted within THIRTY (30) days of the end of each ACCOUNTING PERIOD.

7.4 The minimum royalty specified in Section 7.3 shall not be due for any particular ACCOUNTING PERIOD if the running royalties specified in Section 7.2 are equal or greater than the minimum royalty.

7.5 To ensure that LICENSOR receives all royalty payments due under this Agreement, LICENSEE agrees that in the event any ROYALTY-BASE PRODUCTS shall be sold, transferred, or disposed of for purposes of resale (a) to any type of organization or individual who owns a controlling interest in LICENSEE by stock ownership or otherwise, (b) to any type of organization in which LICENSEE shall own, directly or indirectly, a controlling interest by stock ownership or otherwise, or (c) to any type of organization with which, or individual with whom, LICENSEE, its stockholders, or associated companies shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, an arrangement involving a division of profits, or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such organization or individual for the ROYALTY-BASE PRODUCTS would be higher than the NET SALES reported by LICENSEE, or if such agreement, understanding, or arrangement, results in extending to such organization or individual lower prices for ROYALTY-BASE PRODUCTS than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions, then, and in all similar events, the royalties to be paid under this Agreement for the ROYALTY-BASE PRODUCTS shall be based upon the NET SALES at which the purchaser of the ROYALTY-BASE PRODUCTS resells the ROYALTY-BASE PRODUCTS, rather than upon the NET SALES of LICENSEE.

7.6 Under this Agreement, ROYALTY-BASE PRODUCTS and ROYALTY-BASE SERVICES will be considered sold when invoiced, shipped, or paid, whichever occurs first.

7.7 Royalties shall be paid within THIRTY (30) days of the end of each ACCOUNTING PERIOD. Royalties shall be paid by check, denominated in United States dollars, and made payable to the National Aeronautics and Space Administration. The check shall be mailed to LICENSOR at the address set forth in ARTICLE XV of this Agreement concurrently with the report required in ARTICLE VIII of this Agreement.

7.8 LICENSOR shall assess interest, penalties, and administrative costs in accordance with the Federal Claims Collections Standards, 4 CFR §§ 100-105, on all payments due LICENSOR which are not timely paid by LICENSEE.

ARTICLE VIII

Reports

8.1 LICENSEE shall submit to LICENSOR written reports within THIRTY (30) days of the end of every ACCOUNTING PERIOD whether or not royalties are due. Each report shall be submitted concurrently with the royalties required by ARTICLE VII.

8.2 Each report shall include the following information:

(a) A narrative description of the steps being taken to reduce the LICENSED INVENTION(S) to practice.

(b) A narrative description of the steps being taken to create a market demand for the LICENSED INVENTION(S), to commercialize the LICENSED INVENTION(S), and to meet market demand for the LICENSED INVENTION(S).

(c) A narrative description of the ROYALTY-BASE PRODUCTS and ROYALTY-BASE SERVICES currently being offered for sale by LICENSEE. Copies of current sales brochures, promotional materials, and price lists shall be included with this description.

(d) A list of the geographic locations at which the LICENSED INVENTION(S) is being manufactured.

(e) The number and type of ROYALTY-BASE PRODUCTS sold or disposed of by LICENSEE.

(f) The number and type of ROYALTY-BASE PRODUCTS sold or disposed of by each reseller of ROYALTY-BASE PRODUCTS under Section 7.5.

(g) LICENSEE’S GROSS SALES.

(h) GROSS SALES for each reseller of ROYALTY-BASE PRODUCTS under Section 7.5.

(i) LICENSEE’S NET SALES.

(j) NET SALES for each reseller of ROYALTY-BASE PRODUCTS under Section 7.5.

(k) The amount of royalties due LICENSOR.

8.3 Each report shall be accompanied by a certification by an officer of LICENSEE that the LICENSEE is complying with the terms and conditions of this Agreement and that the responses to each part of Section 8.2 are accurate and complete.

8.4 LICENSEE shall, on an annual basis, submit to LICENSOR an audited balance sheet and an audited income statement. Internal audits are permissible, but LICENSOR reserves the right to require an independent audit and additionally reserves the right to approve of the auditor.

8.5 LICENSEE shall submit a final report to LICENSOR within THIRTY (30) days after the termination of this Agreement.

ARTICLE IX

Audit Rights

9.1 LICENSEE shall keep full, true, and accurate records for the purpose of LICENSOR verifying LICENSEE’S reports to LICENSOR under ARTICLE VIII, verifying LICENSEE’S royalty payments to LICENSOR under ARTICLE VII, and for determining LICENSEE’S activities in general under the Agreement. These records shall include, but are not limited to, ledgers and journals of account, customer orders, invoices, shipping documents, inventory records, computer records, purchase orders, and tax records. These records, as a whole, shall include information which will allow, at a minimum, identification of suppliers, customers, items sold or otherwise transferred, and/or services rendered, as well as whether the LICENSEE is operating within the scope of its license.

9.2 The records described in Section 9.1 shall be available for audit by LICENSOR, or by an authorized representative of LICENSOR, at all reasonable times for the LICENSE TERM and for three (3) calendar years thereafter. In addition, LICENSEE shall permit inspection by LICENSOR, or by an authorized representative of LICENSOR, of LICENSEE’S assembly facilities and of LICENSEE’S inventory of ROYALTY-BASE PRODUCTS, including parts, works-in-progress, and finished goods, during any audit by LICENSOR.

9.3 If LICENSOR, as a result of an audit, discovers an underpayment of royalties which exceeds [****] PERCENT ([****]%) of the royalties due for a particular period, then LICENSEE shall reimburse LICENSOR for the cost of the audit, including all related costs of performing the audit (e.g., travel, food, lodging, cost of professional services, etc.), in addition to any penalties assessed pursuant to Section 7.8.

ARTICLE X

Marking

10.1 LICENSEE shall mark all ROYALTY-BASE PRODUCTS, or products incorporating ROYALTY-BASE PRODUCTS, in accordance with the statutes of the United States relating to the marking of patented articles (see 35 U.S.C. § 287). Such marking shall be accomplished by fixing on the article or when, from the character of the article, this cannot be done, by fixing to it, or to the package wherein one or more articles is contained, a label including the notation “Licensed from the National Aeronautics and Space Administration under U.S. Patent No. X,XXX,XXX.” Such marking shall also be included into all literature and/or advertising materials describing the LICENSED INVENTION(S).

ARTICLE XI

Use of the NASA Name

11.1 Except as required by Section 10.1, LICENSEE may use the name of LICENSOR, or the acronym “NASA”, only in truthful statements concerning its relationship with LICENSOR. The letters “NASA” may be used in such truthful statements only if they are:

(a) used in their normal typed or printed form;

(b) the same size, color, and intensity as the rest of the words in a sentence;

(c) not used in their stylized version as they appear in the NASA logotype insignia; and

(d) not used to indicate that NASA approves of the LICENSEE’S products, processes, etc.

11.2 Uses of the letters “NASA” and the words “National Aeronautics and Space Administration”, other than those specified in Section 11.1, shall require the express written approval of LICENSOR. Approval by LICENSOR shall be based on applicable law (i.e., 42 U.S.C. §§ 2459(b), 2472(a), and 2473 (c)(l); and 14 CFR § 1221.100 et seq. ) and NASA policy governing the use of the words “National Aeronautics and Space Administration” and the letters “NASA”.

11.3 LICENSEE agrees to make copies of its marketing literature or items available to LICENSOR so that LICENSOR can determine that such use is in accordance with the terms of this ARTICLE.

ARTICLE XII

Disclaimer of Warranties

12.1 LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, AS TO ANY MATTER WHATSOEVER.

12.2 In particular, nothing in this Agreement shall be construed as:

(a) A warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENT(S); or

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any type, including patent infringement, copyright infringement, and trademark infringement; or

(c) A requirement that LICENSOR shall file any patent application, secure any patent, or maintain any patent in force, other than the LICENSED PATENT(S); or

(d) An obligation to bring or prosecute actions or suits against THIRD PARTIES for infringement; or

(e) An obligation to furnish any manufacturing or technical information; or, if any such information is supplied, a warranty or representation that such information is accurate; or

(f) Conferring a right to use in advertising, publicity or otherwise the name of any inventor of the LICENSED INVENTION(S) or the NASA name, seal, insignia, logotype insignia or any other adaptation without the prior written consent of LICENSOR (except as otherwise provided in ARTICLE XI); or

(g) Precluding the export from the United States of ROYALTY-BASE PRODUCTS on which royalties shall have been paid as provided in ARTICLE VII, provided that the item can be exported under the export control laws of the United States; or

(h) Granting by implication, estoppel, or otherwise, any licenses or other rights under any other patent of LICENSOR (or any other PERSON in the United States or any foreign country); or

(i) Granting by implication, estoppel, or otherwise, any licenses or rights under other patents or patent applications of LICENSOR other than as provided by this Agreement in Section 2.2, regardless of whether such other patents or patent applications are dominant, subordinate, or an improvement to the inventions as claimed, of the LICENSED PATENT(S) or LICENSED PATENT APPLICATIONS), nor to other applications that did not claim the inventions.

(j) Conferring upon any PERSON (1) any immunity from or defenses under the antitrust laws, (2) any immunity from a charge of patent misuse, or (3) any immunity from the operation of Federal, State, or other lax.

ARTICLE XIII

Risk Allocation and Indemnification

13.1 LICENSOR makes no representation, extends no warranties of any kind, either express or implied, and assumes no responsibility whatsoever with respect to use, sales, or other disposition by LICENSEE or its vendees or other transferees of products incorporating or made by the use of (1) the LICENSED INVENTION(S) or (2) information, if any, furnished under this Agreement.

13.2 LICENSEE shall indemnify LICENSOR, its officers and employees, and hold them harmless against all liabilities, demands, damages, expenses, or losses including, but not limited to, attorney’s fees, court costs, and the like, arising (1) out of the use by LICENSEE or its transferees of the LICENSED INVENTION(S) or information furnished under this Agreement, or (2) out of any sale, use, or other disposition by LICENSEE or its transferees of products, processes, or compositions, made by use of such inventions or information.

13.3 It shall be the sole responsibility of the LICENSEE to ensure that any and all embodiments of the LICENSED INVENTION(S) are safe under all circumstances.

13.4 Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, other than as provided in Sections 13.1 and 13.2, or other than for infringement of one PARTY’S intellectual property rights by another PARTY, (including any engagement in licensable activities by licenses beyond the scope of the license provided by this Agreement), neither PARTY will be liable to the other PARTY (nor to any THIRD PARTY claiming rights derived from the other PARTY’S rights) for incidental, consequential, special, punitive, or exemplary damages of any kind, including lost profits, loss of business, or other economic damage, and further including injury to property, as a result of breach of any warranty or other term of this Agreement, regardless of whether the PARTY liable or allegedly liable was advised, had reason to know, or in fact knew of the possibility thereof.

ARTICLE XIV

Patent Validity

14.1 If, in any proceeding in which the validity, infringement, or priority of invention of any claim of the LICENSED PATENT(S) to LICENSEE is in issue, a judgment or decree is entered which becomes final (below referred to as an “final judgment”), the construction placed upon any such claim by such final judgment shall thereafter be followed, not only as to such claim but as to all claims to which such construction applies, with respect to subsequently occurring acts. If such final judgment holds any claim invalid, LICENSEE shall be relieved prospectively (1) from including in its reports ROYALTY-BASE PRODUCTS and ROYALTY-BASE SERVICES sold or otherwise disposed of covered only by such claim or any broader claim to which such final judgment is applicable, and (2) from the performance of those other acts which may be required by this Agreement only because of any such claim. However, if there are two or more conflicting final judgments with respect to the same claim based on the same grounds or where the same issues were raised, the decision of the higher tribunal shall be followed, but if the tribunals be of equal dignity, then the decision more favorable to the claim shall be followed.

14.2 In the event evidentiary material comes to the attention of the LICENSEE subsequent to the LICENSEE’S execution of this Agreement which, in the judgment of the LICENSEE, bears on the validity or scope of any LICENSED PATENT(S), the LICENSOR will in good faith discuss with the LICENSEE whether such evidentiary material so affects the validity or scope of the LICENSED PATENT(S) to which it is asserted to apply that the terms of the license in respect to such LICENSED PATENT(S) should be modified.

14.3 The LICENSEE, subsequent to the date of its execution of this Agreement, may assert the invalidity of any claim in any LICENSED PATENT(S), if coupled with or followed by:

(a) withholding, or notice of intention to withhold, or denial of obligation to pay, royalties otherwise payable under this Agreement in respect to the LICENSEE’S operations under such claim; or

(b) initiation or participation in a suit challenging or denying the validity of such claim in reference to LICENSEE’S operations under this Agreement, that may, at the option of the LICENSOR, be conclusively presumed to constitute LICENSEE’S termination, as of the earliest provable date of such withholding, notice, denial, initiation, or participation, of its Agreement including its obligation for payment of royalties due from the date of the termination.

14.4 If an action by a THIRD PARTY requires the LICENSEE to defend its right to practice the LICENSED PATENT(S) pursuant to this Agreement, then LICENSOR may, in its sole discretion, cooperate and assist in all respects and, to the extent possible, make available relevant records, papers, information, samples, models, specimens; and the like.

ARTICLE XV

Points of Contact

15.1 The following individuals are designated as the points of contact for their respective PARTY. These points of contact are the principal representatives of the PARTIES involved in the performance of this Agreement.

LICENSOR	LICENSEE

NASA Langley Research Center	Luna Technologies, Inc.
Patent Counsel Office	Douglas B. Juanarena,
3 Langley Blvd.	President/CEO
Mail Stop 212	2851 Commerce Street SE
Hampton, VA 23681-2199	Blacksburg, VA 26040
Telephone No.: 757-864-9260	Telephone No.: 540-552-5128
Facsimile No.: 757-964-9190	Facsimile No.: 540-951-0760

ARTICLE XVI

Notices

16.1 Notices hereunder will be delivered and effective as follows:

(a) Every notice required or contemplated by this Agreement to be given either PARTY may be delivered in person or may be sent by courier, telecopy, express mail, telex, telegraph or postage prepaid certified or registered air mail (or its equivalent under the laws of the country where mailed), addressed to the PARTY for whom it is intended, at the address specified in ARTICLE XV. Either PARTY may change its address for notice by giving notice to the other PARTY of the change.

(b) Any written notice will be effective no earlier than the date delivered.

(c) Unless otherwise provided in this Agreement, notice by courier, or by express, certified, or registered mail, will be effective on the date it is officially recorded as delivered by return receipt or the equivalent, and in the absence of such record as to delivery, it will be rebuttably presumed to have been delivered on the fifth business day after it was deposited, first-class postage prepaid, in the mail.

(d) Notice by telex or telegraph will be deemed given at the time it is recorded by the carrier in the ordinary course of business as having been delivered, but in any event no later than one business day after dispatch.

(e) Notice not given in writing will be effective only if acknowledged in writing by a duly authorized officer of the PARTY to whom it was given.

(f) As used in this ARTICLE, a reference to a particular date means the date itself, if a business day, otherwise the first business day after the date.

ARTICLE XVII

Nonassertion

17.1 LICENSOR agrees not to assert any of its rights under any others of its patents against LICENSEE or its transferees, which rights are necessary to the practice of rights granted to LICENSEE under this Agreement.

ARTICLE XVIII

Disputes

18.1 All disputes concerning the interpretation or application of this Agreement shall be discussed mutually between the PARTIES. Any disputes which are not disposed of by mutual Agreement shall be decided by the NASA Associate General Counsel (Intellectual Property), or designee, who shall reduce the decision to writing and mail or otherwise furnish a copy thereof to LICENSEE. The decision shall be final and conclusive, unless within THIRTY (30) days from the date of receipt of such decision, LICENSEE mails or otherwise furnishes a written appeal addressed to the Administrator, National Aeronautics and Space Administration, Washington, DC 20546. LICENSEE shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. The NASA Administrator, or designee, shall make the decision on the appeal, which shall be the final agency decision from which there will be no further right of administrative appeal.

ARTICLE XIX

Breach

19.1 In the event of a BREACH of any warranty, covenant, or other provision of this Agreement, the following notice and cure procedures, if the BREACH is curable, shall apply.

19.2 The NONBREACHING PARTY shall give the BREACHING PARTY notice describing the BREACH and stating the time, as provided below, within which the BREACH must be cured.

19.3 If a provision of this Agreement sets forth a cure period for the BREACH in question, then that provision shall take precedence over any cure period set forth in this ARTICLE.

19.4 No cure period is required, except as may be otherwise provided in this Agreement, if:

(a) this Agreement sets forth specific deadline dates for the obligation allegedly breached; or

(b) this Agreement otherwise states that no cure period is required in connection with the termination in question.

19.5 If the BREACH is of an obligation to pay money, or a nonwillful curable BREACH of an obligation of the BREACHING PARTY relating to the NONBREACHING PARTY’S intellectual property rights, then the BREACHING PARTY shall have FIVE (5) business days to cure the BREACH after written notice of such BREACH by the BREACHING PARTY.

19.6 If the BREACH is willful and of an obligation of the BREACHING PARTY relating to the NONBREACHING PARTY’S intellectual property rights, then the NONBREACHING PARTY may, in its sole discretion, specify in the notice of BREACH that no cure period will be permitted.

19.7 If the BREACH is other than a BREACH of the kind described above in this ARTICLE, then the cure period will be THIRTY (30) days after the effective date of notice of the BREACH from the NONBREACHING PARTY.

19.8 The BREACHING PARTY will be deemed to have cured such BREACH if within the cure period it takes steps reasonably adequate to alleviate any damage to the NONBREACHING PARTY resulting from the BREACH and to prevent a similar future BREACH.

19.9 If a BREACH has not been cured at the end of its cure period, if any, then this Agreement may be terminated upon expiration of the cure period as provided by ARTICLE XX.

ARTICLE XX

Termination

20.1 The PARTIES may terminate or modify this Agreement by mutual consent upon such terms as they may agree in writing.

20.2 Either PARTY may terminate this Agreement by failing to extend the LICENSE TERM.

20.3 Either PARTY may terminate this Agreement upon the discovery by that PARTY of any intentional MATERIAL false statement or other intentional MATERIAL misrepresentation made or submitted to that PARTY, by the other PARTY, which BREACHES any obligation under the terms of this Agreement.

20.4 Either PARTY may terminate this Agreement upon any failure by the other PARTY to provide, within TEN (10) business days after notice, satisfactory and adequate assurances to the terminating PARTY that the other PARTY is able and willing to fully and effectively perform its obligations under this Agreement.

20.5 LICENSEE may prospectively terminate this Agreement as a whole, as well as any concomitant future obligations evidenced in writing executed after the LICENSE COMMENCEMENT DATE, with respect to any LICENSED PATENT(S) upon ninety (90) days written notice to LICENSOR.

20.6 This Agreement may be terminated by LICENSOR if:

(a) LICENSOR determines that LICENSEE has failed or will fail to achieve PRACTICAL APPLICATION of the LICENSED INVENTION(S) as provided by Section 5.1.

(b) LICENSOR determines that LICENSEE has failed or will fail to maintain PRACTICAL APPLICATION of the LICENSED INVENTION(S) as provided by Section 5.2.

(c) LICENSOR determines that LICENSEE has failed or will fail to both reduce to practice and manufacture the LICENSED INVENTION(S) in the United States as provided by Section 6.1.

(d) LICENSOR determines that LICENSEE has failed or will fail to meet market demand for the LICENSED INVENTION(S) as provided by ARTICLE V.

(e) LICENSEE fails to pay royalties as provided by ARTICLE VII.

(f) LICENSEE fails to submit reports as provided by ARTICLE VIII.

(g) LICENSEE fails to pay royalties sufficient to cover the patent maintenance fees due on the LICENSED PATENT(S) for each of the years that patent maintenance fees are due.

(h) LICENSOR determines that such action is necessary to meet the requirements for public use specified by Federal regulations issued after the LICENSE COMMENCEMENT DATE and LICENSEE does not reasonably satisfy such requirements.

(i) LICENSEE commits a MATERIAL BREACH of a covenant or term contained in this Agreement.

20.7 LICENSOR may terminate this Agreement if LICENSEE becomes “INSOLVENT.” LICENSEE must notify LICENSOR within THIRTY (30) days after becoming INSOLVENT. LICENSEE’S failure to conform to this requirement shall be deemed a material, incurable breach.

20.8 LICENSEE must promptly inform LICENSOR of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file an involuntary petition in bankruptcy. LICENSOR may terminate this Agreement upon receiving notice of intention to file. LICENSEE’S filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

20.9 Before LICENSOR modifies or terminates this Agreement for any cause, LICENSOR will furnish to LICENSEE a written notice stating LICENSOR’S intention to modify or terminate the Agreement and the reasons therefor. LICENSEE will be allowed THIRTY (30) days after receipt of such notice to remedy any BREACH of the Agreement or show cause why the Agreement should not be terminated. A response to such notice should be addressed to the General Counsel, National Aeronautics and Space Administration, Washington, DC 20546.

20.10 LICENSEE may directly appeal in writing, within THIRTY (30) days of receipt of the notice stating LICENSOR’S intention to modify or terminate the Agreement, to the NASA Administrator on the question of whether the Agreement should be terminated. If reconsideration of the intention to terminate the Agreement has been requested under Section 20.9, then LICENSEE may appeal to the NASA Administrator within THIRTY (30) days after receiving notice of an adverse decision or determination from the NASA General Counsel. The notice of appeal and all supporting documentation should be addressed to the Administrator, National Aeronautics and Space Administration, Washington, DC 20546. LICENSEE shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. The NASA Administrator, or designee, shall make the decision on the appeal, which shall be the final agency decision from which there will be no further right of administrative appeal.

20.11 If no action is taken under Sections 20.9 and 20.10, then the decision to modify or terminate this Agreement shall become final.

20.12 All royalties and reports due up to and including the date of termination of this Agreement are due within THIRTY (30) days of the date of termination.

ARTICLE XXI

Assignment

21.1 LICENSEE may not assign or transfer this Agreement, and any purported assignment or transfer shall be null and void and a BREACH of this Agreement.

ARTICLE XXII

Governing Law

22.1 This Agreement will be interpreted and enforced in accordance with United States federal law.

ARTICLE XXIII

Independent Entities

23.1 The Parties are separate and independent entities. Except as may be expressly and unambiguously provided in this Agreement, no partnership or joint venture is intended to be employee relationship.

23.2 Except to the extent expressly provided in this Agreement, neither PARTY has, and neither PARTY shall attempt to assert, the authority to make commitments for or to bind the other PARTY to any obligation.

ARTICLE XXIV

Effect of Partial Invalidity

24.1 If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, and as long as the fundamental objectives of the Agreement can be carried out, then:

(a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable will be unaffected;

(b) the provision(s) held wholly or partly invalid or unenforceable will be deemed to be amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the PARTIES’ intent as manifested herein; and

(c) if the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question, as originally set forth in this Agreement, will be deemed to be valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

ARTICLE XXV

Nonwaiver

25.1 The failure of either PARTY at any time to require performance by the other PARTY of any provision of this Agreement shall in no way affect the right of such PARTY to require future performance of such provision. Any waiver by either PARTY of any BREACH of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding BREACH of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

ARTICLE XXVI

Entire Agreement

26.1 Except as may be expressly provided otherwise herein, this Agreement constitutes the entire Agreement between the PARTIES concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the PARTIES with reference thereto will be of any force or effect. This Agreement may only be modified by written agreement of the PARTIES.

ARTICLE XXVII

Article Headings

27.1 The ARTICLE headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

ARTICLE XXVIII

Counterparts

28.1 This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the PARTIES, provided that each PARTY executes at least one such duplicate or duplicate signature page. The PARTIES stipulate that a photostatic copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the PARTIES.

ARTICLE XXIX

Acceptance

29.1 In witness whereof, each PARTY has caused this Agreement to be executed by its duly authorized representatives:

LICENSOR:		LICENSEE:

National Aeronautics and Space Administration		Luna Technologies, Inc.

By:	/s/ Edward A. Frankle	/s/ Douglas B. Juanarena
	Edward A. Frankle	Douglas B. Juanarena
	NASA General Counsel	President and CEO

Date: December 20, 2000		Date: December 6, 2000

cc:

Office of Patent Counsel

NAA Langley Research Center